Item 30. Exhibit (h) i. d. 4. i.

AMENDMENT TO DISTRIBUTION SUB-AGREEMENT

THIS AMENDMENT is dated as of April 23, 2021 by and among BlackRock Variable Series Funds, Inc. and BlackRock Variable Series Funds II, Inc. (each, the “Company”), Massachusetts Mutual Life Insurance Company (the “Insurance Company”), and MML Distributors, LLC (“MMLD”) (collectively, the “Parties”).

WHEREAS, the Company and the Insurance Company entered into a Distribution Sub- Agreement dated April 1, 2021 (the “Agreement”); and

WHEREAS, MMLD, a registered broker-dealer and member of FINRA, provides certain administrative and recordkeeping functions associated with the Contracts; and

WHEREAS, the Parties desire and agree to amend the Agreement in the manner stated below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby amend the Agreement as follows:

1.	MMLD is hereby added as a party to the Agreement.

2.	For purposes of the fees paid to Insurance Company under Section 2 (Distribution Fee Payments) of the Agreement, any such fees shall be payable to MMLD.

3.	Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date referenced above.

BLACKROCK VARIABLE SERIES FUNDS, INC.		MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Charles C.S. Park	By:	/s/ Michael S. Dunn
	April 26, 2021		April 28, 2021
	Charles C.S. Park/Managing Director		Michael S. Dunn/Head of Insurance Products

BLACKROCK VARIABLE SERIES FUNDS II, INC.		MML DISTRIBUTORS, LLC

By:	/s/ Charles C.S. Park	By:	/s/ Paul Lapiana
	April 26, 2021		April 29, 2021
Charles C.S. Park/Managing Director